EXHIBIT 10.1

OMNIBUS WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT AND

THIRD AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT

This Omnibus Waiver and First Amendment to Credit Agreement and Third Amendment to Note and Warrant Purchase Agreement (“Amendment”) is made as of the 12th day of January, 2010 between Implant Sciences Corporation, a Massachusetts corporation (the “Company”), and DMRJ Group LLC, a Delaware limited liability company (the “Lender”).

BACKGROUND

A. Company and Lender are parties to a certain Note and Warrant Purchase Agreement dated as of December 10, 2008 (as modified or amended from time to time, the “Purchase Agreement”), pursuant to which, among other things, Lender purchased that certain Amended and Restated Senior Secured Convertible Promissory Note dated March 12, 2009 in the original aggregate principal amount of $5,600,000 (the “March 2009 Note”).

B. Pursuant to the Purchase Agreement, Lender subsequently purchased that certain Senior Secured Promissory Note dated July 1, 2009 in the original aggregate principal amount of $1,000,000 (the “July 2009 Note” and together with the March 2009 Note, the “Term Notes” and each a “Term Note”).

C.   The Purchase Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto, including, without limitation, the March 2009 Note and the July 2009 Note, are referred to herein collectively as the “Purchase Documents”.

D. Company and Lender are also parties to a certain Credit Agreement dated September 4, 2009 (as modified or amended from time to time, the “Credit Agreement”), pursuant to which, among other things, the Company executed and delivered to Lender that certain Promissory Note dated September 4, 2009 in the original aggregate principal amount of $3,000,000 (the “Revolver Note” and together with the March 2009 Note and the July 2009 Note, each a “Note” and collectively, the “Notes”).

E.   The Credit Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto, including, without limitation, the Revolver Note, are referred to herein collectively as the “Credit Documents” and together with the Purchase Documents, each a “Transaction Document” and collectively, the “Transaction Documents”.

F. The Company has notified Lender that the following Events of Default have occurred and are continuing under the Transaction Documents: (i) the Company’s failure to comply with Section 3.29(a) of the Purchase Agreement and Section 5.1(q)(i) of the Credit Agreement for each week commencing the week ending July 3, 2009 and each week thereafter; (ii) the Company’s failure to comply with Section 3.30 of the Purchase Agreement and Section 5.1(r) of the Credit Agreement at all times after September 4, 2009 through the date hereof; (iii) the Company’s failure to comply with Section 3.32 of the Purchase Agreement and Section 5.1(t) of the Credit Agreement at all times after September 4, 2009 through the date hereof; and (iv) the Company’s failure to comply with Section 3.33 of the Purchase Agreement and Section 5.1(u) of the Credit Agreement at all times after September 4, 2009 through the date hereof (the “Existing Defaults”).

G. Company has requested that Lender waive the Existing Defaults and modify certain definitions, terms and conditions in the Transaction Documents, and Lender is willing to do so on the terms and conditions hereafter set forth.

H. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Transaction Documents.

NOW, THEREFORE, with the foregoing Background incorporated by reference and made a part hereof and intending to be legally bound, the parties agree as follows:

1. Waiver.  The Company acknowledges and agrees that as of this date, the Existing Defaults have occurred and remain outstanding under the Transaction Documents.  Upon the effectiveness of this Amendment and in specific reliance on the representations and warranties made herein and subject to the terms and conditions herein, Lender hereby waives the Existing Defaults.  Such waiver shall in no way constitute a waiver of any other default or Event of Default which may have occurred but which is not specifically referenced as an “Existing Default” nor shall this waiver obligate Lender to provide any further waiver of any other default or Event of Default (whether similar or dissimilar, including any further defaults or Events of Default resulting from a failure to comply with Sections 3.29(a), 3.30, 3.32 and 3.33 of the Purchase Agreement and Sections 5.1(q)(i), (r), (t) and (u) of the Credit Agreement).  This waiver shall not preclude the future exercise of any right, power, or privilege available to Lender whether under the Purchase Agreement, the Notes, the Credit Agreement, the other Transaction Documents, at law or at equity or otherwise.

2. Amendments to the Transaction Documents.  Upon the effectiveness of this Amendment:

(a) Maturity Date.  Notwithstanding anything to the contrary contained in any of the Transaction Documents (including, without limitation, any of the Notes), effective as of December 10, 2009, the “Maturity Date” (as defined in the March 2009 Note, the July 2009 Note and the Credit Agreement) shall be defined as June 10, 2010.

(b) Prepayment of March 2009 Note.  Notwithstanding anything to the contrary contained in any of the Transaction Documents (including, without limitation, Section 1.3 of the March 2009 Note), Company may not prepay, and Lender shall be under no obligations to accept any proposed prepayment of more than $3,600,000 of the principal amount of the March 2009 Note.

(c) Interest on the Term Notes.  Notwithstanding anything to the contrary contained in any of the Transaction Documents (including without limitation, Section 1.2 of either of the Term Notes), Company shall pay interest to Lender, on the Maturity Date or at such earlier time as payment is made pursuant to the terms of the applicable Term Note, at a rate equal to the lesser of fifteen percent (15%) per annum and the maximum applicable legal rate, computed on the basis of a 360-day year of twelve (12) thirty-day months, on the outstanding principal balance of each of the Term Notes. Furthermore, upon and from the occurrence of an Event of Default (as defined in the applicable Term Note) described in Sections 2.1(a), (h) or (i) of the applicable Term Note, Company shall also be obligated to pay Lender, on demand, additional default interest at a rate equal to the lesser of three percent (3%) per month (prorated for partial months) and the maximum applicable legal rate, computed on the basis of a 360-day year of twelve (12) thirty-day months, on the outstanding principal balance of such Term Note and on all unpaid interest.

(d) Amendments to Credit Agreement.

(i) Article I of the Credit Agreement is hereby amended by deleting the following terms: “Net Profits Interest” (Section 1.74), “Net Profits Paid” (Section 1.75), “Net Profits Payment Date” (Section 1.76) and “Net Profits” (Section 1.77) and restating the title of each of such Sections as “[Reserved]”.

(ii) Section 1.45 of the Credit Agreement is hereby amended and restated as follows:

1.45           Facility Limit means $5,000,000.

(iii) Section 1.81 of the Credit Agreement is hereby amended and restated as follows:

1.81           Obligations shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of any Loan Party to Lender or any of its affiliates at any time and from time to time of every kind, nature and description arising under any Transaction Document or Note and Warrant Purchase Agreement Document, whether direct or indirect, secured or unsecured, joint and/or several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious or liquidated or unliquidated, including, without limitation, all principal, interest, fees, charges, expenses and indemnities, all amounts paid or advanced by Lender to, on behalf of or for the benefit of any such Loan Party in accordance with the terms of the Transaction Documents, for any reason at any time, and all obligations of performance and further including all obligations for payment of interest, fees and other amounts that accrue after the commencement of any receivership, insolvency or bankruptcy proceeding by or against any such Loan Party or its Properties, whether or not such obligations represent allowed claims in any such case or proceeding.

(iv) Section 2.2 of the Credit Agreement is hereby amended and restated as follows:

2.2           Borrowing Procedures.  Borrower shall request each Advance by delivering to Lender a written notice (by facsimile or an electronic format acceptable to Lender) (an “Advance Request”) to Lender specifying (i) the amount of the requested Advance and (ii) the proposed date of funding of the Advance (which shall be a Business Day) (the “Advance Date”).  Each Advance Request shall be in substantially the form attached hereto as Exhibit E, shall be delivered together with an executed current Borrowing Certificate and must be received by Lender no later than noon (New York City time) five (5) Business Days prior to the applicable Advance Date.  In the event that Lender elects to fund the Advance and the Funding Conditions are satisfied, Lender shall remit the amount of the Advance in immediately available funds to the Funding Account by 3:00 p.m. (New York City time) on the Advance Date.

(v) Section 2.5(a)  of the Credit Agreement is hereby amended and restated as follows:

(a)           Borrower shall pay to Lender interest on the outstanding principal amount of the Advances at a rate equal to the lesser of 15% per annum and the Maximum Rate (which interest accruing at the Maximum Rate shall compound at the maximum frequency permitted under Applicable Law).

(vi) Section 2.7 of the Credit Agreement is hereby amended and restated as follows:

2.7           [Intentionally Omitted]

(vii) Section 2.8 of the Credit Agreement is hereby amended and restated as follows:

2.8           Principal Payments.  Notwithstanding anything to the contrary contained herein, any unpaid principal balance of the Advances and any accrued and unpaid interest and all other Obligations shall be due and payable on the Termination Date.

(viii) Section 2.9(b)(i) of the Credit Agreement is hereby amended and restated as follows:

(b)           (i)  Subject to Section 2.9(b)(ii), on each Payment Date, Lender shall distribute, or cause to be distributed, the funds on deposit in the Concentration Account representing the cash proceeds of Collateral in the following order:

first, to Lender an amount equal to all costs and expenses then owing to Lender;

second, to Lender all amounts owing under Section 2.5 herein;

third, to Lender all amounts consisting of accrued but unpaid interest owing pursuant to or under the Note and Warrant Purchase Agreement Documents;

fourth, to Lender an amount equal to the aggregate principal amount of the Obligations outstanding under this Agreement; and

fifth, unless otherwise required by Applicable Law, to the Borrower’s Operating Account, an amount equal to any surplus after giving effect to the distributions made pursuant to clauses first through fourth of this Section 2.9(b)(i), for use by the Borrower.

(ix) Section 2.13(b) of the Credit Agreement is hereby amended and restated as follows:

(b)           Upon the reasonable request of Borrower and at reasonable intervals, Lender shall render to Borrower a statement setting forth the balance in the Borrower’s loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, expenses and any other amounts owing to Lender under the Transaction Documents, within a reasonable period of time following the request of Borrower.  Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender.  Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts owing to Lender by Borrower.

(x) Section 3.2(a) of the Credit Agreement is hereby amended and restated as follows:

(a)           Lender shall have received an Advance Request with respect to such proposed Advance together with a completed Borrowing Certificate, and each statement or certification made by Borrower in the Advance Request and the Borrowing Certificate shall be true and correct on the Advance Date;

(e) Notwithstanding anything to the contrary contained in the Purchase Agreement, the Credit Agreement and the Transaction Documents, Lender and the Company agree and acknowledge that the financial covenants contained in Sections 3.29(a), 3.30, 3.32 and 3.33 of the Purchase Agreement and Sections 5.1(q)(i), (r), (t) and (u) of the Credit Agreement shall not be tested from the date hereof through June 10, 2010 (it being understood that any failure to comply with such covenants during such period shall not cause or result in any default or Event of Default).

3. Representations and Warranties.  Company represents and warrants to Lender that:

(a) All warranties and representations made to Lender under the Transaction Documents are true and correct, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality, Material Adverse Effect or dollar thresholds in the text thereof), as to the date hereof unless they specifically relate to an earlier date in which case they shall be true and correct as of such date, other than as set forth on the disclosure schedules (the “Updated Disclosure Schedules”) to be delivered to Lender pursuant to Section 5(a) below (the numbers of which shall correspond to the numbers of the disclosure schedules to the applicable Transaction Document); notwithstanding the foregoing, the representations and warranties made as of the Closing Date (as defined in the Purchase Agreement) in Section 2.1(c) of the Purchase Agreement shall be made as of the date hereof.

(b) The Company and the Guarantors (as applicable) have the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Company and the Guarantors, this Amendment shall constitute a valid and binding obligation of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) This Amendment, the A&R Revolver Note (as defined below), all other documents, instruments and agreements executed in connection with this Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith, will be valid, binding, and enforceable in accordance with its respective terms.

(d) Upon the effectiveness of this Amendment, no default or Event of Default is outstanding under any of the Transaction Documents.

4. Effectiveness Conditions.  This Amendment shall be effective upon completion of the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

(a) Execution and delivery by Company and each Person who delivered a Guarantee to Lender in connection with the Transaction Documents (each a “Guarantor” and collectively, the “Guarantors”) to Lender of this Amendment;

(b) Execution and delivery by Company to Lender of an Amended and Restated Promissory Note (the “A&R Revolver Note”) which A&R Revolver Note shall amend and restate the Revolver Note;

(c) Delivery by Company to Lender of a secretary’s certificate, dated as of the date hereof, as to (i) the resolutions adopted by the Board of Directors approving the transactions contemplated hereby, (ii) the Articles of Organization, (iii) the Bylaws, each as in effect as of the date hereof, and (iv) the authority and incumbency of the officers of the Company and the Guarantors executing this Amendment, the A&R Revolver Note and any other documents required to be executed or delivered in connection therewith; and

(d) Execution and/or delivery by Company of all agreements, instruments and documents requested by Lender to effectuate and implement the terms hereof and the Transaction Documents.

5. Additional Covenants.

(a) Promptly, but in any event not less than fifteen (15) days after the date hereof, the Company shall deliver to Lender the Updated Disclosure Schedules, in form and substance satisfactory to Lender.

(b) Notwithstanding anything contained in the Transaction Documents to the contrary, the Company covenants and aggress with Lender, so long as any of the Transaction Documents shall remain in effect and the principal of or interest on any Note, or any other Obligation, shall remain unpaid, the Company shall not issue in one or more related or unrelated transactions any Common Stock or securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock (other than shares of Common Stock issuable upon conversion or exchange of securities of the Company outstanding on the date hereof or Options that may be granted to employees and consultants pursuant to any employee stock benefit, option, purchase or similar plan approved by the Company’s Board of Directors prior to the date hereof and the shares underlying such Options), unless in all cases such securities are issued at, or entitle the holder to receive Common Stock at, a price of not less than thirteen cents ($0.13) per share.

6. Expenses.  The Company shall pay any and all costs, fees and expenses of Lender (including without limitation, attorneys’ fees) in connection with this Amendment and the transaction contemplated hereby.  The Company acknowledges that the Lender has incurred $38,000 in costs, fees and expenses to date in connection with the preparation, negotiation and completion of this Amendment and the transactions contemplated hereby.  The Company shall pay this amount upon execution of this Amendment .

7. No Waiver.  Lender reserves all of its rights and remedies arising with respect to any and all defaults or events of defaults under the Transaction Documents that may be in existence on the date hereof, regardless of whether such defaults or events of default have been identified, or which may occur in the future.  Lender has not modified, is not waiving and has not agreed to forbear in the exercise of, any of its present or future rights and remedies other than as expressly set forth herein with respect to the Existing Defaults.  No action taken or claimed to be taken by Lender will constitute such a waiver, modification or agreement to forbear.  This Amendment does not obligate Lender to agree to any other extension or modification of the Transaction Documents nor does it constitute a course of conduct or dealing on behalf of Lender or a waiver of any other rights or remedies of Lender except as and only to the extent expressly set forth herein.  No omission or delay by Lender in exercising any right or power under the Transaction Documents, this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

8. Ratification of Loan Documents.  Except as expressly set forth herein, all of the terms and conditions of the Purchase Agreement, the Credit Agreement and the other Transaction Documents are hereby ratified and confirmed and continue unchanged and in full force and effect.  All references to any of the Transaction Documents shall mean the applicable Transaction Document as modified by this Amendment.

9. Confirmation of Indebtedness.  Company confirms and acknowledges that as of the close of business on January 10, 2010, Company was indebted to Lender without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal and interest in the amount of $7,570,411 of which $4,597,733 is due on account of the March 2009 Note, $1,164,333 is due on account of the July 2009 Note and $1,808,345 is due on account of Advances (as defined in the Credit Agreement), plus all fees, costs and expenses incurred to date in connection with the Purchase Agreement, the Credit Agreement and the other Transaction Documents.

10. Collateral.  Company and Guarantors hereby confirm and agree that all security interests and liens granted to Lender pursuant to the Transaction Documents continue in full force and effect and shall continue to secure the Obligations (as defined in the Security Agreements (as defined in the Purchase Agreement and as defined in the Credit Agreement)), including all liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, under the Notes and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.

11. Acknowledgment of Guarantors.  By execution of this Amendment, each Guarantor hereby acknowledges the terms and conditions of this Amendment and confirms that Guarantors jointly and severally and absolutely and unconditionally guarantee, as surety, all of Guarantied Obligations (as defined in the Guaranty from Guarantors to Lender dated December 10, 2008 and in the Guaranty from Guarantors to Lender dated September 4, 2009) including all liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, under the A&R Revolver Note and covenants that each such Guaranty remains unchanged and in full force and effect and shall continue to cover the existing and future Obligations of Company to Lender.

12. Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Amendment shall not be interpreted or construed with any presumption against the party causing this Amendment to be drafted.

13. Signatories:  Each individual signatory hereto represents and warrants that he or she is duly authorized to execute this Amendment on behalf of his or her principal and that he or she executes the Amendment in such capacity and not as a party.

14. Duplicate Originals:  Two or more duplicate originals of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Amendment may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.  Signature by facsimile or PDF shall bind the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

COMPANY:	IMPLANT SCIENCES CORPORATION By: /s/ Roger P. Deschenes Name: Roger P. Deschenes Title: Vice President, Finance
GUARANTORS:	C ACQUISITION CORP. By: /s/ Roger P. Deschenes Name: Roger P. Deschenes Title: Vice President
ACCUREL SYSTEMS INTERNATIONAL CORPORATION By: /s/ Roger P. Deschenes Name: Roger P. Deschenes Title: Vice President
IMX ACQUISITION CORP. By: /s/ Roger P. Deschenes Name: Roger P. Deschenes Title: Vice President
LENDER:	DMRJ GROUP LLC By: /s/ D. J. Small Name: D. J. Small Title: M.D.

[SIGNATURE PAGE TO OMNIBUS AMENDMENT]

130355.01002/11963496v.4